EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

This Purchase Agreement, dated December 21, 2020, is made by and among Gulf West Security Network, Inc., a Nevada corporation (“Gulf West”), Josephine Brown (“Brown”), and Westech Security and Investigation Inc., a New York corporation (“Westech”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 8.1.

RECITALS

WHEREAS, Brown is the sole shareholder of Westech (“Shareholder”), and owns all of the issued and outstanding securities of Westech (the “Shares”);

WHEREAS, Westech is in the business of providing specialized security services throughout the states of New York, Connecticut and Massachusetts to a wide range of industries (the “Business”);

WHEREAS, the Shareholder desires to sell the Shares to Gulf West and receive Shareholder Consideration (defined herein) on and subject to the terms of this Agreement; and

WHEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE TRANSACTIONS

Section 1.1 Sale and Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Shareholder shall sell, convey, assign, transfer and deliver to Gulf West, and Gulf West shall purchase from the Shareholder, the Shares, free and clear of all Encumbrances (the “Transaction”).

Section 1.2 Closing Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Gulf West shall issue to the Shareholder its shares of common stock (“Gulf West Shares”) equal to 66% of the Gulf West Shares, post-closing subject to the terms of 1.2 (a) below (the “Closing Consideration”). In addition, the following shall occur in Gulf West at, or prior to, Closing:

(a) issuance of Gulf West Series E Preferred Stock (“Series E”) equal to 32,750,000 shares of Series E at a current stated value of $1.00.The 32,750,000 Series E shares to be issued, shall consist of (i) an exchange of all currently outstanding preferred stock of Gulf West, (ii) an exchange of all outstanding loans to Gulf West which shall either be satisfied or convert to Series E immediately following the Transaction so that there are no outstanding loans to Gulf West at Closing (iii) a bridge loan of $500,000 made to Westech, which shall convert to Series E immediately following the Transaction and (iv) an investment of $750,000. The aggregate of (i) through (iv) hereinabove, on an as converted basis shall be equal to 34% of the equity in Gulf West at Closing, excluding (i) the 1,250,000 shares of Series E Preferred referenced in section 1.4 (iii) hereinbelow, and (ii) the presently issued and outstanding shares of common stock of Gulf West which are 4,618,250 but will be approximately 25,000 at Closing after Gulf West completes its 1 for 187 reverse stock split prior to Closing. The Series E shall be substantially in the form of Exhibit A hereto

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(b) at or prior to Closing, all of the outstanding liabilities on the September 30, 2020 Balance Sheet and any liabilities incurred after that date, shall be satisfied subject to any requirement to continue to maintain any item under “Liabilities for Discontinued Operations” which is presently $772,491.

Section 1.3 Reverse Stock Split. Prior to Closing, Gulf West shall have undertaken a 1 for 187 reverse stock split of its shares of common stock (the “Stock Split”) which Stock Split shall have been effective at Closing.

Section 1.4 Post- Closing Matters. Subsequent to Closing, Gulf West shall undertake the following: (i) a name change to “Westech Security and Investigation Inc.; (ii) file a registration statement with the United States Securities and Exchange Commission (“SEC”) for the shares of Common Stock underlying the Series E; (iii) issue in connection with an additional acquisition and upon receipt of an investment of $1.25 million, 1,250,000 shares of Series E (assuming there has been no adjustment to the Stated Value between Closing and the additional investment; in the event the Stated Value is adjusted, for whatever reason, the number of shares of Series E to be issued shall proportionally be adjusted) (the “Additional Issuance”); (iv) commit to engage an investor relations/public relations firm for a period of no less than 24 months following Closing.

Notwithstanding the Additional Issuance, and assuming Gulf West does not issue any additional shares of Common Stock or securities convertible into Common Stock, the Shareholder shall nevertheless own at least 66% of the issued and outstanding shares of Gulf West at Closing.

ARTICLE 2

THE CLOSING

Section 2.1 The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by remote closing through the exchange of signatures by electronic mail or other appropriate electronic means as promptly as practicable or (b) such other location as the parties hereto may mutually agree, simultaneously with the execution and delivery of this Agreement, and the date of the completion of the foregoing shall be deemed the “Closing Date” and (c) shall occur no later than sixty (60) days from the date hereof, with the parties using best efforts to effectuate the Closing with no parties having the power to voluntarily terminate this Agreement for any reason except for a failure of Gulf West to satisfy the conditions of Section 1.2(a) and 1.2(b) of this Agreement. Notwithstanding the preceding condition, the parties shall have the right to extended the Closing of the Agreement for an additional thirty (30) days, so long as both parties are acting in good faith to effectuate the Closing.

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Section 2.2 Deliveries by Shareholder. At the Closing, the Shareholder shall deliver to Gulf West:

(a) This Agreement executed by the Shareholder;

(b) Certificates or other documentation representing the Shares owned by the Shareholder, which represent all of the issued and outstanding Shares (including all voting and equity interests) in Westech, accompanied by appropriate transfer documents executed by the Shareholder;

(c) The execution by William Vassell, the CEO and sole director of Westech, of an employment agreement with Westech, which shall be in the same form of Exhibit B to this Agreement;

(d) All of the books and records of Westech relating to Westech, including all minute books;

(e) such other documents as required to be delivered by the Shareholder under this Agreement.

Section 2.3 Deliveries by Gulf West. At the Closing, Gulf West shall deliver to the Shareholder:

(a) this Agreement executed by Gulf West;

(b) resolutions of Gulf West’s board of directors approving this Agreement and the transactions contemplated hereby;

(c) confirmation of issuance of Series E stock;

(d) confirmation of retirement of all series of Gulf West preferred stock prior to issuance of Series E stock;

(e) confirmation of payment of all outstanding Gulf West bridge loans;

(f) confirmation that all outstanding liabilities on the September 30, 2020 Balance Sheet of Gulf West and any liabilities incurred after that date have been satisfied subject to Section 1.2(b) hereinabove;

(g) such other documents required to be delivered by Gulf West to the Shareholder under this Agreement.

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ARTICLE 3

PERSONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder represents and warrants to Gulf West, as follows:

Section 3.1 Ownership of Shares. Such Shareholder is the record and beneficial owner of the Shares listed after such Shareholder’s name on Exhibit A. Such Shareholder does not own any options, rights, convertible debt or equity securities issued by, or other obligations of, Westech and is not a party to any agreement, whether formal or informal, pursuant to which any equity securities or any options, rights, convertible debt or equity securities are required to be issued to such Shareholder. The Shareholder owns all of the issued and outstanding shares (including all voting and equity interests) in Westech.

Section 3.2 Legal Power of Shareholders. The Shareholder has the power and authority to own the Shares, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.3 Binding Agreement. This Agreement has been duly executed and delivered by the Shareholder, no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and, assuming due and valid authorization, execution and delivery by Gulf West and the Shareholder, this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms; except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforceability of creditors’ rights and except that any remedy in the nature of equitable relief shall be in the discretion of the court.

Section 3.4 No Shareholder Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated by this Agreement will result in a violation or breach of, or constitute a default under, or conflict with, any agreement that affects or may affect the right or ability of the Shareholder to execute this Agreement or consummate the transactions contemplated by this Agreement.

Section 3.5 Ownership and Possession of Interests. The Shares and the certificates representing the Shares (to the extent issued) are held by the Shareholder for the sole and exclusive benefit of such Shareholder.

Section 3.6 Good Title Conveyed. The Shares and other instruments to be executed and delivered by the Shareholder to Gulf West at the Closing are the valid and binding obligations of the Shareholder, enforceable in accordance with their respective terms, and will effectively vest in Gulf West good and valid title to the Shares owned by the Shareholder to be transferred to Gulf West pursuant to this Agreement free and clear of all Encumbrances, other than Encumbrances incurred by or suffered as a result of actions by Gulf West.

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Section 3.7 Restricted Nature of Gulf West Stock. The Shareholder acknowledges and agrees that the Gulf West Shares to be issued to the Shareholder are restricted securities, as defined by Rule 144 of the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise transferred except as permitted under the Securities Act and applicable state securities law, pursuant to registration or exemption therefrom. The Gulf West Shares are being acquired by the Shareholder for its own accounts. Such Shareholder acknowledges that the certificates for the Gulf West Shares to be issued to the Shareholder will bear Gulf West’s standard restricted stock legend and stock-transfer instructions will be placed on the transfer of the Gulf West Shares.

Section 3.8 Access to Information Concerning Gulf West. The Shareholder understands that Gulf West is registered pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that it files current, annual and quarterly reports, registration statements and other documents with the SEC and that such documents are available on the SEC’s EDGAR system. The documents filed by Gulf West are referred to as the “SEC Filings.” The SEC Filings include audited annual and quarterly financial statements, descriptions of Gulf West’s business and risk factors relating to Gulf West’s business and other information concerning Gulf West. The Shareholder has reviewed the SEC Filings to the extent that it deemed necessary and Gulf West has answered any questions that the Shareholder raised with respect to Gulf West’s business.

ARTICLE 4

WESTECH REPRESENTATIONS AND WARRANTIES

Westech represents and warrants, and the Shareholder represents and warrants, to Gulf West as follows, except as set forth on the disclosure schedule delivered to Gulf West concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”):

Section 4.1 Organization, Qualification. Westech is a corporation, duly organized, validly existing and in good standing under the laws of New York, has full entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where the failure to qualify will not have a Material Adverse Effect. Westech has heretofore delivered to Gulf West complete and correct copies of the Constituent Documents as presently in effect.

Section 4.2 Subsidiaries and Affiliates. Section 4.2 of the Disclosure Schedule includes a list of all Subsidiaries of Westech, if any. Other than the entities listed on such schedule, Westech does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in and has not guaranteed the obligations of any Person.

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Section 4.3 Capitalization. All of the Shares have been duly and validly authorized and issued, fully paid and are non-assessable. All of the Shares represent all of the outstanding Shares of Westech and were issued in compliance with Westech’s organizational documents. There are no options, subscriptions, rights, convertible debt or equity securities or instruments or agreements or plans, whether written or oral, pursuant to which any class of shares may be issuable by Westech. No Person, other than the Shareholder, has any rights to vote or any right to approve of a transfer by the Shareholder of the Shares.

Section 4.4 Consents and Approvals, No Violations. Subject to confirmation that Westech’s licenses to do business in New York, Connecticut and Massachusetts do not require government or regulatory consent to transfer such licenses due to the terms of this agreement, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of any of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Constituent Documents of Westech (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Shareholder or Westech is a party), other than a possible breach of Westech’s present factoring agreement with J&D Financial for the sole reason that there is a $500,000 Senior Secured Convertible Promissory Note between Veritas Partners LLC and Westech, (iii) require any consent or approval under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Westech is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Westech or any of its properties or assets.

Section 4.5 Financial Statements. At Closing, Westech will deliver to Gulf West its audited financial statements (the “Audited Financial Statements”) for the years ended December 31, 2019 and 2018 and the Unaudited Financial Statements for the nine (9) months ended September 30, 2020, which will have been reviewed by independent auditors, and which unaudited financial statements for the period then ended will include balance sheets as of the last day of the period covered by the Unaudited Financial Statements and statements of operations, Shareholders’ equity and cash flows for the period then ended, together with the notes thereto. The Unaudited Financial Statements will be prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”). Each of the Audited Balance Sheets and the Unaudited Financial Statements will fairly present the consolidated financial condition of Westech as of the year or period then ended, and Westech’s statements of operations in the Unaudited Financial Statements will fairly present the results of Westech’s operations for the year or period then ended. It is hereby acknowledged that Westech and its principals have delivered fair and accurate unaudited financial records to Gulf West.

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Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed in the Unaudited Financial Statements or the Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2019, Westech has no liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a material adverse effect on Westech.

Section 4.7 Absence of Certain Changes. Except as set forth on Section 4.7 of the Disclosure Schedule, and except as contemplated by this Agreement, since December 31, 2019, Westech has carried on its business only in the ordinary course, and Westech has not:

(a) suffered any material adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

(b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except for those incurred in the ordinary course of business and consistent with past practice (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability) or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the most recent balance sheet in the Unaudited Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet in the Unaudited Financial Statements;

(d) permitted or allowed any of its property or assets (personal, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

(e) cancelled any debts or waived any claims or rights of substantial value;

(f) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

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(g) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person (other than representatives of Gulf West) any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

(h) other than in the ordinary course of business, lent or advanced any amount to, or sold, transferred or leased any properties or assets (personal, tangible or intangible). to, or entered into any agreement or arrangement with any Shareholder, officer and/or director;

(i) agreed, whether in writing or otherwise, to take any action described in this section; or

(j) declared or set aside for payment any distribution in respect of its Shares or purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Westech.

Section 4.8 Books and Records. The books of account, minute books, record books and other records of Westech provided to Gulf West are complete and correct in all material respects and, in general, have been maintained in accordance with reasonable business practices. Copies of all available minute books and all record books of Westech have heretofore been delivered to Gulf West.

Section 4.9 Title to Properties, Encumbrances. Westech has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances, including all the properties and assets to be reflected in the Audited Financial Statements and to be reflected in the Unaudited Financial Statements for the nine (9) months ended September 30, 2020 and all such properties and assets purchased by Westech since the date of the balance sheets therein, and any subsequently acquired assets (other than inventory and short-term investments) are listed in Section 4.9 of the Disclosure Schedule. The rights, properties and other assets presently owned, leased or licensed by Westech include all such rights, properties and other assets necessary to permit Westech to conduct the Business in all material respects in the same manner as such Business has been conducted prior to the date hereof.

Section 4.10 Real Property. Westech does not own any real property. Section 4.10 of the Disclosure Schedule contains an accurate and complete list of each lease of real property to which Westech is a party. A true and complete copy of each written lease has heretofore been delivered to Gulf West. Each Westech lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. Each Westech lease is free and clear of all Encumbrances. There are no existing defaults by Westech under any of its leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Westech lease.

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Section 4.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following: (i) the Software, (ii) source code contained in such Software other than any open source third party code contained in such Software; (iii), inventions, trade secrets, know-how, methods, techniques, processes, and other information used in the conduct of the Business; (iv) internet domain names and webpages; (v) content of such webpages; (vi) unregistered copyrights related to the foregoing; (vii) unregistered service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; and (viii) any licenses in, to and under any of the foregoing or any licenses that are used in the conduct of the Business (except for licenses for generally commercially available non-custom software).

(b) “Software” shall mean the programming code or object used by Westech to conduct the Business and provide any of the Services including (i) all databases, files, application programming interfaces, and other components of and works embodied therein; and (ii) any documentation describing or relating to the creation, design, development, installation, implementation, execution, structure, function, performance, correction, modification, improvement, or use of the Software or the Software’s operating environment, and all updates, upgrades, corrections, modifications, translations, releases, versions, and derivative works and improvements of each of the foregoing items. “Software” does not include any third party code or objects such as, but not limited to, third party Java scripts, open source code or other non-proprietary computing programs or code.

(c) Section 4.11(c) of the Disclosure Schedule lists all Intellectual Property that is owned or licensed by Westech that is material to the conduct of the Business (the “Westech IP”). Other than the domain names listed on such schedule, none of the Westech IP is registered or is subject to an application for registration. Westech owns or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted after the Closing, free and clear of all Encumbrances, and the Closing will not have any effect on the rights to use such Intellectual Property. All of the Westech IP is valid and enforceable. Westech has taken necessary steps to maintain and perfect Westech’s title to the Westech IP including by binding their employees, consultants, independent contractors and other Persons (as applicable) to confidentiality obligations and employment or contractor agreements that include an obligation to assign all intellectual property created or developed during the course of their employment or engagement with Westech and Westech has secured any necessary assignments from any such Person.

(d) To the Knowledge of Westech, the Business as presently conducted and as proposed to be conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Westech, no Person has infringed, misappropriated, or otherwise violated the Westech IP.

(e) To the Knowledge of Westech, the Software does not include any open-source computer software (including software that is subject to any free or open-source software license) that (A) would require its disclosure or distribution in source code form, (B) would impose any restriction on the consideration to be charged for the distribution thereof, (C) would impose any obligation to grant rights to any third party rights or (D) is used under a license that, if breached, would have a Material Adverse Effect.

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(f) To Westech’s Knowledge, Westech has at all times complied in all material respects with all applicable Laws, privacy policies and terms of use or other contractual obligations relating to privacy, data protection, and the collection, storage and use of personal information collected, disseminated, used, or held for use by Westech in the conduct of its business. Westech complies with all security and data protections currently in place, with respect to any personal information in its possession and, to Westech’s knowledge, there has been no material breach thereof or loss of data. Westech has not received notice of any claims that have been asserted or threatened against it alleging a violation of any Person’s privacy or personal information or data rights.

Section 4.12 Contracts and Commitments. Except as set forth on Section 4.12 of the Disclosure Schedule:

(a) Westech has no agreements, contracts, commitments or restrictions that are material to its business, operations or prospects or that require the making of any charitable contribution.

(b) No agreements, contracts or commitments of Westech continue for a period of more than twelve (12) months or are in excess of Westech’s normal, ordinary and usual requirements or, to the Knowledge of Westech, are at any excessive price.

(c) Westech has no outstanding contracts with any parties that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium for any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

(d) Except as set forth in Schedule 4.12(d) Westech has no employment agreements or any other agreements that contains any severance or termination pay liabilities or obligations.

(e) Except as set forth in Schedule 4.12(e), Westech is not in default under or in violation of, nor is there to Westech’s Knowledge any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound.

(f) Westech has approximately 400 employees.

(g) Westech is not restricted by agreement from carrying on its business anywhere in the world.

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(h) Westech does not have outstanding any agreement to acquire any debt obligations of others.

(i) Westech has no outstanding loans to any Person.

(j) Westech has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

(k) Westech has no commitments or obligations to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of Westech.

(l) No obligations of Westech are more than thirty (30) days past due.

Section 4.13 Insurance. Section 4.13 of the Disclosure Schedule sets forth a true and complete list and description of all insurance policies held by Westech. Westech has no workers compensation claims currently outstanding.

Section 4.14 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Westech except as set forth in Section 4.14 of the Disclosure Schedule, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Westech or the Shareholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement. Westech is not subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

Section 4.15 Compliance with Laws. Except as set forth in Section 4.15 of the Disclosure Schedule, to the Knowledge of Westech, as of the Closing Date, it has complied in all material respects with all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all applicable Governmental Entities with jurisdiction over the Business, properties or assets of Westech, and no notice, charge, claim, action or assertion has been received by Westech or has been filed, commenced or, to the Knowledge of Westech, threatened against Westech alleging any violation of any of the foregoing.

Section 4.16 Employee Benefit Plans. Except as set forth in Section 4.16 of the Disclosure Schedule, Westech has no employee benefit plans.

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Section 4.17 Tax Matters. All Tax Returns required to be filed by Westech and with respect to the business of Westech and its Subsidiaries on or before the Closing Date have been timely and properly filed. Such Tax Returns are materially true, correct, and complete in all respects. No extensions or waivers of statutes of limitations with respect to such Tax Returns have been given or requested. All Taxes due and owing by Westech and with respect to the business of Westech and its Subsidiaries have been timely paid. There are no liens for Taxes upon the assets of Westech or its Subsidiaries or otherwise associated with the business of Westech or its Subsidiaries, except for liens for Taxes not yet due. Westech and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Westech or its Subsidiaries, and the Tax Returns of Westech and its Subsidiaries have not been subject to audit by any taxing authority. Neither Westech nor its Subsidiaries have received written notice of any claim made by an authority in a jurisdiction where Westech or any of its Subsidiaries does not file Tax Returns, that Westech or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

Section 4.18 Labor Matters. Westech has approximately 400 employees.

Section 4.19 Potential Conflict of Interest. No Subsidiary, Affiliate or Shareholder of Westech owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of Westech or which conducts a business which develops or markets products which are reasonably expected to compete with the Services. As of Closing, no Shareholder and no officer or director of Westech (a) owns or holds, directly or indirectly, in whole or in part, any Westech IP, (b) has any claim, charge, action or cause of action against Westech, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, and any claims for accrued compensation disclosed on the Disclosure Schedule, (c) has made, on behalf of Westech, any commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which a Shareholder or any officer or director of Westech (or, to the Knowledge of Westech, an immediately family Shareholder of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity) or (d) owes any money to Westech or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Westech.

Section 4.20 Services Liability. There are not presently pending, or, to the Knowledge of any Shareholder, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged material hazard or alleged material defect in design, manufacture, materials or workmanship relating to any Services manufactured, distributed or sold by or on behalf of Westech. Westech has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

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Section 4.21 Bank Accounts. Section 4.21 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Westech maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.22 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee payable by Westech or the Shareholder in connection with any of the transactions contemplated by this Agreement as a result of any action, contract or agreement, whether oral or written and whether formal or informal between Westech or an Affiliate of Westech and such Person.

Section 4.23 Related Party Agreements. As of Closing, there are no and there have not been any agreements, arrangements or understandings between Westech and any Related Party other than agreements which are disclosed in Section 4.23 of the Disclosure Schedule. No Related Party has or had any interest in any material property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the Business, or any direct or indirect interest in any Person which has had business dealings or a financial interest in any transaction with Westech, except as disclosed in Section 4.23 of the Disclosure Schedule.

Section 4.24 Independent Investigation. Westech and the Shareholder have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of Gulf West and its Subsidiaries. In entering into this Agreement, Westech and the Shareholder each acknowledge that they have not relied upon any statements, representations or opinions of Gulf West or its representatives, except the representations and warranties of Gulf West made in Article 5 or in the instruments delivered pursuant to this Agreement. Except for the representations and warranties of Gulf West made in Article 5 or in the instruments delivered pursuant to this Agreement, Westech and the Shareholder each acknowledge and agree that none of Gulf West, any of its Subsidiaries or Affiliates or any other Person makes, nor are Westech and the Shareholder relying on, any other express, implied or statutory representation or warranty with respect to or on behalf of Gulf West, Gulf West’s Subsidiaries or their Affiliates. Westech and the Shareholder will have no claim against Gulf West based on a misrepresentation or a failure to disclose information unless such misrepresentation or failure to disclose is based upon the representations and warranties of Gulf West made in Article 5.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GULF WEST

Gulf West represents and warrants to the Westech and the Shareholders that:

Section 5.1 Organization. Gulf West is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement. Gulf West has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Gulf West of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Gulf West, and no other corporate action on the part of Gulf West is necessary to authorize the execution and delivery by Gulf West of this Agreement or the consummation of the transactions contemplated by this Agreement. No vote of, or consent by, the holders of any class or series of stock issued by Gulf West is necessary to authorize the execution and delivery by Gulf West of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Gulf West, and, assuming due and valid authorization, execution and delivery hereof by the Shareholder, is a valid and binding obligation of Gulf West, enforceable against it in accordance with its terms; except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforceability of creditors’ rights and except that any remedy in the nature of equitable relief shall be in the discretion of the court.

Section 5.3 Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and blue sky laws, none of the execution, delivery or performance of this Agreement by Gulf West, the consummation by Gulf West of the transactions contemplated by this Agreement or compliance by Gulf West with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Gulf West, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Gulf West is a party or by which its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gulf West, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Gulf West’s ability to consummate the transactions contemplated by this Agreement.

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Section 5.4 Issuance of Gulf West Stock. The issuance of the Gulf West Stock to the Shareholder pursuant to this Agreement has been authorized by Gulf West’s board of directors and such Gulf West Stock, when issued pursuant to this Agreement will be duly and validly authorized and issued, fully paid and non-assessable, and, in reliance upon the representations and warranties of the Shareholder, will be issued in a transaction exempt from registration under the Securities Act.

Section 5.5 Financial Statements. Gulf West’s financial statements for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020 (unaudited), including balance sheets and statements of operations, stockholders’ equity and cash flows, together with the notes (the “Gulf West Financial Statements”), are included in the SEC Filings. The Gulf West Financial Statements fairly and accurately present and reflect the financial position on the respective balance sheet dates and the results of its operations for the periods then ended in accordance with GAAP, except that the unaudited interim financial statements comply with the SEC rules for quarterly reports and do not include all disclosures required by GAAP. The auditors’ report for the years ended December 31, 2019 and 2018 includes a going concern statement.

Section 5.6 Business of Gulf West. The business of Gulf West, including information relating to its risk factors, and its management, principal stockholders, material agreements, and capitalization is described in the SEC Filings. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the SEC Filings comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings taken together do not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.7 Brokers or Finders. Neither Gulf West nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 5.8 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Gulf West, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Gulf West pursuant to this Agreement or in connection with the transactions contemplated by this Agreement. Gulf West is not subject to any action, suit, inquiry, proceeding, investigation, judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

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Section 5.9 Compliance with Laws. To the Knowledge of Gulf West, as of Closing Date, it has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of Gulf West, and no notice, charge, claim, action or assertion has been received by Gulf West or has been filed, commenced or, to the Knowledge of Gulf West, threatened against Gulf West alleging any violation of any of the foregoing.

Section 5.10 Tax Matters. All Tax Returns required to be filed by Gulf West and with respect to the business of Gulf West and its Subsidiaries on or before the Closing Date have been timely and properly filed. Such Tax Returns are materially true, correct, and complete in all respects. No extensions or waivers of statutes of limitations with respect to such Tax Returns have been given or requested. All Taxes due and owing by Gulf West and with respect to the business of Gulf West and its Subsidiaries have been timely paid. There are no liens for Taxes upon the assets of Gulf West or its Subsidiaries or otherwise associated with the business of Gulf West or its Subsidiaries, except for liens for Taxes not yet due. Gulf West and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Gulf West or its Subsidiaries, and the Tax Returns of Gulf West and its Subsidiaries have not been subject to audit by any taxing authority. Neither Gulf West nor its Subsidiaries have received written notice of any claim made by an authority in a jurisdiction where Gulf West or any of its Subsidiaries does not file Tax Returns, that Gulf West or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

Section 5.11 Independent Investigation. Gulf West has conducted its own independent investigation, review and analysis (including technical due diligence) of the business, operations, assets, technology, Intellectual Property, liabilities, results of operations, financial condition, and prospects of Westech and its Subsidiaries. In entering into this Agreement, Gulf West acknowledges that it has not relied upon any statements, representations or opinions of Westech, any shareholder or any of their representatives, except the representations and warranties of Westech and the Shareholder made in Article 4. Except for the representations and warranties of Westech and the Shareholder made in Article 4, Gulf West acknowledges and agrees that none of Westech, the Shareholder, any of Westech’s Subsidiaries and Affiliates or any other Person makes, nor is Gulf West relying on any other express, implied or statutory representation or warranty with respect to or on behalf of Westech, the Shareholder, Westech’s Subsidiaries or their Affiliates. Gulf West will have no claim against Westech or the Shareholder based on a misrepresentation or a failure to disclose information unless such misrepresentation or failure to disclose is based upon the representations and warranties of Westech and the Shareholder made in Article 4.

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ARTICLE 6

COVENANTS

Section 6.1 Non-Competition/Non-Circumvent .. Without the express prior written consent of Gulf West, the Shareholder shall not, at any time during period commencing on the Closing Date and ending three (3) years following Closing, directly or indirectly attempt to circumvent Gulf West and agrees that it will not make contact, directly or indirectly, written, oral, electronically or by any other medium of contact with sources and/or third parties to whom they have been introduced while a Shareholder.

Section 6.2 Subsequent Actions. If at any time after the Closing, any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary in good faith to carry out the purposes of this Agreement, including confirming ownership of Westech IP, the Shareholder, as the case may be, shall execute and deliver such documents and assurances and take and do all such other actions and things as may be reasonably requested by Gulf West in good faith in order to carry out this Agreement.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification, Remedies.

(a) Subject to Section 7.1(c) of this Agreement:

(i) The Shareholder shall indemnify, defend and hold harmless Gulf West from and against any Gulf West Losses which result from a breach of such Shareholders’ representations and warranties contained in Article 3 of this Agreement; and

(ii) The Shareholder shall indemnify, defend and hold harmless Gulf West from and against any Gulf West Losses which result from a breach of their representations and warranties contained in Article 4 of this Agreement.

(b) Subject to Section 7.1(c) of this Agreement, Gulf West shall indemnify, defend and hold harmless the Shareholder from and against any such Shareholder’s Losses which result from a breach of Gulf West’s representations and warranties contained in Article 5 of this Agreement.

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(c) The indemnification obligations of the indemnifying parties (each, an “Indemnifying Party” and the party being indemnified, an “Indemnified Party”) under Sections 7.1(a) and 7.1(b) shall be subject to each of the following limitations:

(i) The indemnification obligations of the Indemnifying Parties set forth in Sections 4.6, 4.11, 4.16, 4.16, 4.17 and 4.22 shall survive until sixty (60) days following the date on which the applicable statute of limitations expires.

(ii) The indemnification obligations of the Shareholder pursuant to Section 3.1 relating to the Shareholders’ ownership of the Shares shall survive indefinitely.

(iii) The indemnification obligations pursuant to all other representations and warranties shall survive for a period of one (1) year from Closing.

(iv) Notwithstanding anything to the contrary herein and except in the case of fraud or a breach of Section 3.1 relating to the Shareholders’ ownership of his Shares, the Shareholders’ liability for indemnification hereunder shall be limited to the cancelation of the number of Gulf West Shares held by the Shareholder, with the value of such shares to be calculated by multiplying the number of shares by the fair market value of Gulf West Shares. Except in the case of fraud or a breach of Section 3.1 relating to the Shareholder’s ownership of his and/or her Shares, in no event shall the Shareholder be obligated under this Article 7 for any indemnification liability or claim of any type whatsoever arising out of or related to the transactions contemplated by this Agreement, the Business, the Services, the Shareholders’ operation of the Business prior to the Closing, or any other event, matter, beyond the cancelation of hers shares of Gulf West Stock issued to such Shareholder.

(v) Notwithstanding anything to the contrary herein, in no event shall Gulf West be obligated to pay under this Article 7 an aggregate amount in excess of $100,000.

(vi) If a party hereto or any of its Affiliates institutes any legal suit, action, or proceeding against any other party relating to this Agreement, including, but not limited to, contract, equity, tort, fraud, and statutory claims, then the prevailing party shall be entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which such prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting, defending and/or responding to the suit, action, or proceeding, including any damages or losses incurred by the prevailing party, and the prevailing party’s reasonable attorneys’ fees and expenses, even if not recoverable by law (including, without limitation, all fees, taxes, costs, and expenses incident to appellate, bankruptcy, and post-judgment proceedings).

(d) Except for fraud and with respect to covenants and obligations to be subsequently performed under the terms this Agreement, the sole remedy following the Closing for any inaccuracy in or breach of any representation, warranty, covenant or obligation under the terms of this Agreement shall be pursuant to this Article 7. In the event that notice of any claim pursuant to this Article 7 shall be made prior to the expiration of the applicable warranty survival provision, the obligations of the applicable Indemnifying Party shall continue until the claim is resolved.

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Section 7.2 Notice of Claim, Defense. Until the expiration of the indemnification period as set forth in Section 7.1(c) above, each Indemnified Party shall give the Indemnifying Party prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article 7, together with the estimated amount of such claim, and the Indemnifying Party shall have the right to assume the defense (at Indemnifying Party’s sole expense) of any such claim through counsel of the Indemnifying Party’s own choosing by so notifying the Indemnified Party within 30 days of the first receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Indemnified Party and any Indemnifying Party exists in respect of such third-party claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict, but not more than one firm in any jurisdiction representing all Indemnified Parties. The Indemnifying Party shall be solely liable for the fees and expenses of one counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such third-party claim (other than during any period in which the Indemnified Party will have failed to give notice of the third-party claim as provided above). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to reasonably participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If Indemnifying Party chooses to defend or prosecute a third-party claim, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any third-party claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such third-party claim that the Indemnifying Party may reasonably recommend and that, by its terms, discharges the Indemnified Party and its Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of the Indemnified Party, the Indemnifying Party shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each of the Indemnified Parties that is the subject of such third-party claim.

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ARTICLE 8 .

DEFINITIONS AND INTERPRETATION

Section 8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” shall mean any person or entity which a Person, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

“Agreement” shall mean this Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Business” is defined in the Recitals.

“Constituent Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation, association or formation, bylaws, limited liability company agreement and any similar organizational documents of such Person.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article 4.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Gulf West” is defined in the preamble.

“Gulf West Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Gulf West arising under Article 7) incurred by Gulf West.

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“Gulf West Stock” shall mean shares of common stock of Gulf West, par value $0.001 per share.

“Intellectual Property” is defined in Section 4.11(a).

“Knowledge” of any Person shall mean (i) actual knowledge of such Person and (ii) that knowledge which a prudent businessperson could reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of either Shareholder, the chief executive officer, chief operating offer, chief financial officer, president or any vice president of Westech shall be imputed to be the knowledge of Westech.

“Westech” is defined in the preamble.

“Law” shall mean any law, statute, treaty, rule, regulation or Order of any Governmental Entity.

“Material Adverse Effect” shall mean any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the applicable party and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Transaction (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the applicable party and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (D) the failure, in and of itself, of such party to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; (E) a decline in the price, or a change in the trading volume, of Gulf West Stock; (F) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the consent of, Parent; (G) acts or omissions of Gulf West after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement); (H) the occurrence, escalation, outbreak or worsening of any war, act of terrorism or military conflict, or the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any epidemic or pandemic (including COVID-19); provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (A)-(H) of this definition, be considered in determining whether a Material Adverse Effect has occurred.

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“Shareholder” is defined in the Recitals.

“Shareholder Consideration” shall mean the Closing Consideration.

“Shareholder Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of a Shareholder arising under Article 7) incurred by a Shareholder.

“Net Profits” shall equal the gross revenue of the Business minus its actual operating expenses. The Business’ operating expenses shall not include depreciation, amortization, certain administrative expenses, certain executive compensation and any other expenses not directly related to operation of the Business.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Related Party” shall mean (a) any present or former director, shareholder, Shareholder or officer of Westech or any Shareholder of their immediate family or any Person controlling or controlled by any such Persons, and (b) any corporation, partnership, joint venture, limited liability company or other entity which (i) is directly or indirectly beneficially owned by either Westech or any Shareholder (either alone or through or together), or (ii) either Westech or any Shareholder, general partner or manager.

“Services” is defined in the Recitals.

“Software” is defined in Section 4.11(b).

“Subsidiary” shall mean, with respect to any Person, any other Person of which (i) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such Person.

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“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign govern-mental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Shares” is defined in the Recitals.

“Vassell” is defined in the preamble.

Section 8.2 Construction.

(a) When a reference is made in this Agreement to an article, section, paragraph, exhibit and schedule, such reference shall be to an article, section, paragraph, exhibit and schedule of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

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(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the financial condition, businesses, prospects or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions).

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 9 .

MISCELLANEOUS

Section 9.1 Fees and Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses. All Transfer Taxes, if any, arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne by the Shareholder.

Section 9.2 Entire Agreement; Amendment, Modification and Waiver. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings, term sheets and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances

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Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, sent by email or sent by an overnight courier service that provides evidence of delivery or attempted delivery to the parties at the addresses and emails set forth on the signature page and to the attention of the Person who executed this Agreement on behalf of such party. Notice shall be deemed given on the date of delivery or, with respect to delivery by overnight courier service or registered or certified mail, attempted delivery. Any party may, by like notice, change the address or email to which notice shall be sent.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission (including PDF or similar format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.5 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 9.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County of New York in the State of New York, (ii) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consents to any service of process by made either (A) in the manner set forth in Section 9.3 of this Agreement (other than by email), or (B) any other method of service permitted by law.

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Section 9.8 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

Section 9.9 No Election of Remedies. Neither the exercise of, nor the failure to exercise, a right under this Agreement will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to it, whether at law or in equity.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except as otherwise provided herein and except that Gulf West may assign, in its sole discretion and without obtaining any such consent, any or all of its rights and interests hereunder to (a) any direct or indirect wholly owned Subsidiary of Gulf West or (b) an acquirer of Gulf West or all or substantially all of Gulf West’s assets, and the rights and obligations of any individual party may be exercised by such party’s heirs, executors, administrators or legal representatives. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signatures on following pages]

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IN WITNESS WHEREOF, the parties have caused this Agreement be executed on and as of the date first written above.

Address and email	Signature

2851 Johnson Street, Unit #194	GULF WEST SECURITY NETWORK, INC.
Lafayette, LA
	By:	/s/ Louis Resweber
Email: lou.resweber@gulfwestsecurity.com		Louis Resweber, CEO

1 Civic Center Plaza, Suite 306	WESTECH SECURITY AND INVESTIGATION INC.
Poughkeepsie, New York 12601
	By:	/s/ William Vassell
Email: wcvcsc@aol.com	Name:	William Vassell
	Title:	CEO

SHAREHOLDER:

/s/ Josephine Brown
Josephine Brown

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EXHIBIT A

Certificate of Designation for Series E Preferred Stock

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EXHIBIT B

William Vassell Employment Agreement

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